Exhibit 1.7

CDC Corporation Announces Formation of US $100 Million CDC Mobile 3G Content Partner Program

Program to Provide CDC Mobile with First-Mover Advantage in Huge Market Anticipated for 3G Content in China

(Beijing, January 22, 2007)— CDC Corporation (NASDAQ: CHINA — News), focused on enterprise software applications, mobile applications and online games, today announced the creation of a US $100 million investment program whereby its business unit, CDC Mobile, will seek strategic investment opportunities in leading 3G content providers in North Asia and Europe as well as the creation of new original content for the 3G marketplace.

CDC Mobile will initially target its investment program to the North Asian countries of China, Japan and Korea which cumulatively have more than 600 million mobile phone subscribers, and where Japan and Korea are already early adaptors of 3G, with more than 60% of Japan subscribers already using 3G handsets. CDC Mobile will seek to invest in and partner with innovative content providers that are leveraging the rollout of 3G infrastructure to develop new content distribution channels, mobile communities, and offer rich content that previously was not possible in a 2G world.

“We are very pleased to announce the launch of this US$100 million 3G content partner program to expand on our existing CDC Mobile platform in China with strategic investment partnerships with leading 3G content providers and aggregators from Japan, Korea and Europe,” said Peter Yip, Chief Executive Officer of CDC Corporation. “CDC Mobile will build on the success of CDC Software and CDC Games, leveraging the stringent formula of selecting and structuring strategic investments, creating additional value through CDC’s proven formula of focus on operational excellence, cross selling and operational leverage with existing infrastructures and synergies with the other CDC companies. Just as we are pursuing now with CDC Software and CDC Games, as the CDC Mobile business unit establishes a successful track record of growth and profit, and prove its potential for accelerating growth, we will then prepare CDC Mobile for its eventual carve out.”

Through convertible bond structures, equity cash investments, lines of credit or a combination of these, CDC Mobile intends to gain first-mover advantage in China by investing up to US$100 million in selected 3G content providers that are dominant in specific content or community niches and have the potential for launching such content in China. CDC Mobile will forge a link between the early success of its content partners in 3G Japan and Korea. CDC Mobile will leverage its current subscriber base, customer support and development infrastructure, deep marketing and sales relationships with all key mobile operators in China, and understanding of the China market to forge ahead with the development of the new 3G China.

The company believes that its strategy of investing into 3G in North Asia now and Europe later will make it both the leading content provider in large early adopting 3G countries as well as give it ample testing grounds and learning grounds for the rollout of 3G in China as it can both learn from the successes in Japan, Korea and Europe and then selectively apply those lessons to the world’s largest mobile market. Industry research has estimated that by 2008, 3G users in China could reach 60 million and generate revenues of approximately RMB40 billion.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a US $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (Nasdaq: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 42 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements to the development ofCDC Mobile’s 3G Content Partner program, future opportunities with content partners, ability to help content partners build new 3G products and services through investment, future acquisitions, future development of mobile 3G content market in China, the ability of the content partners to build successful 3G products and services, the ability to adapt partner’s 3G content for use in China, ability to leverage CDC Mobile’s existing subscriber base, customer support and development infrastructure, deep marketing and sales relationships with all key mobile operators in China and the potential carve out of CDC Mobile . These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to make investments in content partners, the ability of content partners to utilize any investment to build 3G products and services for the China market, the ability to make changes in business strategy, development plans and product offerings; the development of the 3G market in China and regulatory developments in China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Monish Bahl

CDC Corporation

678-259 8510

monishbahl@cdcsoftware.com